Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

InsPro Technologies Corporation

We hereby consent to the incorporation by reference in the Registration Statements of InsPro Technologies Corporation on Forms SB-2 and S-1 (Nos. 333-208804, 333-185752, 333-162712, 333-123081, 333-133182, 333-142556, 333-149015) and on Form S-8 (No. 333-142036) and the related prospectuses of our audit report dated March 30, 2020 with respect to the consolidated balance sheet as of December 31, 2019 and 2018 and the consolidated statements of operations, changes in shareholders’ equity and cash flows of InsPro Technologies Corporation for each of the two years in the period ended December 31, 2019 in the Form 10-K and the reference to our firm under the heading “Experts” in the prospectuses.

/s/ Assurance Dimensions, Inc.

Certified Public Accountants

Coconut Creek, Florida

March 25, 2020